                                                                   EXHIBIT 10(a)
                                                                   -------------

                             RUBBERMAID INCORPORATED

                         1997 MANAGEMENT INCENTIVE PLAN


I.       PLAN OBJECTIVE
         --------------

         The 1997 Management Incentive Plan ("Plan") is designed to encourage and reward participants for acting in ways that increase Rubbermaid's value to its shareholders--in short, it is designed to help them think, act and be rewarded like an owner of the Company.

II.      PLAN YEAR
         ---------

         The Plan Year will be coincident with the Company's fiscal year.

III.     PLAN ADMINISTRATION AND PARTICIPATION
         -------------------------------------

         The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors (the "Committee") which in conjunction with the Chairman and Chief Executive Officer of the Company will determine participants in the Plan. The Committee shall interpret the Plan, set performance goals and make all determinations and decisions thereunder.

         All officers as well as other key employees regularly employed by Rubbermaid or its subsidiaries are eligible to be selected to participate in the Plan. Participation in any Plan Year does not guarantee inclusion in any following year.

         The Company has the right to modify or amend this Plan from time to time, or suspend it or terminate it entirely at any time.

IV.      BONUS AND PERFORMANCE GOALS
         ---------------------------

         Annual cash bonus targets will be established for each management salary band. Payment of the bonus will depend upon the achievement of performance goals that are linked to the current and long range performance objectives of the Company.

         Performance goals will be established annually from performance measures selected from the Plan and approved by the Committee. The bonus can range from 0% to 200% (300% in the case of Corporate Council and Operating Team participants) of the target bonus, depending upon how the Company and its various business units perform against performance goals. Regardless of performance, the amount of bonus which may be paid to a participant for any Plan Year may not exceed $3 million.

         The Performance measures established by the Committee will be based on one or more of the following: return on net assets, return on capital employed, economic value added, level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, net income, return on equity, total shareholder return, market valuation, cash flow and completion of acquisitions. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interest); and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant's award opportunity in its entirety or to any designated portion or portions of the opportunity, as the Committee may specify.

V.       PAYOUT OF AWARDS
         ----------------

         Earned bonus awards will be paid following completion of a Plan Year (at the end of February following award calculation and approval).

VI.      EMPLOYMENT STATUS
         -----------------

         New Hire, Transfer, Promotion
         -----------------------------

         A newly hired employee or an employee transferred or promoted during a Plan Year to a position qualifying for participation in the Plan will be eligible to receive a pro rata award for the Plan Year. To be eligible for a bonus for a Plan Year, a participant must be in an eligible position by November 1 of the Plan Year.

         Death, Disability, Retirement
         -----------------------------

         If a participant's employment is terminated during a Plan Year by reason of death, disability or retirement (age 55 and 15 years of service or age 60 regardless of years of service) a pro-rata award will be calculated. This will be based on the participant's earnings while employed during the Plan Year, times the target bonus, times the appropriate performance factor. Payment of the pro-rata bonus will be as described in Section V, not at date of termination.

         Other
         -----

         A participant whose employment is terminated during a Plan Year for reason other than retirement, disability, or death has no vested interest in a bonus award under the Plan. However, the Company reserves the right to pay some or all of the current year's earned bonus, at its sole discretion.

         A participant who becomes ineligible for Plan participation during a Plan Year will be eligible for a prorata bonus at the discretion of the Chief Executive Officer of Rubbermaid Incorporated.